Exhibit 99.1

MEMORANDUM

To:	Directors and Executive Officers of OfficeMax Incorporated

From:	Susan Wagner-Fleming

Date:	August 20, 2010

Re:	Trading Blackout Period for OfficeMax Incorporated Common Stock

The Retirement Committee of OfficeMax Incorporated (the “Company”) has decided to eliminate the OfficeMax Company Stock Fund (the “Fund”) as an investment fund available under the Company’s OfficeMax Savings Plan, OfficeMax Executive Savings Deferral Plan, and the OfficeMax Puerto Rico Savings Plan (collectively, the “Savings Plans”). In order to facilitate this elimination, participants will be unable to trade in the Fund commencing September 27, 2010 at 4:00 P.M. Eastern Time while employee balances in the Fund are transferred out of the Fund. We anticipate the transfers to be completed during the week of October 3, 2010.

As a result of the Fund elimination and related trading freeze, the Sarbanes-Oxley Act of 2002 prohibits the direct or indirect purchase, sale or other acquisition or transfer of any of the Company’s common stock or derivative securities (including stock options) you have acquired in connection with your service or employment as a director or executive officer of the Company during the term of the freeze. Therefore, you will be subject to a trading blackout period that also commences on September 27, 2010 at 4:00 P.M. Eastern Time and is expected to end during the week of October 3, 2010, once all participants’ funds are transferred out of the Fund.

Please note that when this blackout ends, you will still be subject to the Company’s ordinary quarterly blackout period which begins on September 20, 2010 and will not lift until twenty-four hours after the Company reports its third quarter earnings to the public.

If you have any questions regarding the blackout period, including its beginning or ending date, or the restrictions applicable to you as a director or executive officer, please contact me or

Joe Tankersley

Manager - Financial Benefit Plans

OfficeMax Incorporated

800 W. Bryn Mawr Avenue

Itasca, IL USA 60143

Office: 630-438-7191

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